N / E / W / S R / E / L / E / A / S / E

June 30, 2020

FOR IMMEDIATE RELEASE
Karen Evens, Vice President/Director of Marketing
765-747-1477
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS NAMES CORPORATE SOCIAL RESPONSIBILITY DIRECTOR, FORMALIZES LARGER COMMITMENT

First Merchants Corporation (NASDAQ - FRME) has announced the naming of Scott McKee as its Corporate Social Responsibility Director. McKee, an industry veteran with more than 30 years’ experience, will lead and implement efforts around community relations, volunteerism, philanthropy, financial education and community reinvestment activities.

Beginning in 2019, Company leadership began discussing changes to further support core values of community leadership, organic growth and social responsibility.

“First Merchants believes in taking care of our communities,” said Michael C. Rechin, President and CEO of First Merchants. “The expanded effort will have a significant impact, both internally and externally, and we have the utmost confidence in Scott to lead the way. The success of our clients and communities will always be the true barometer of this company’s performance.”

“First Merchants has always been a strong proponent and industry leader when it comes to corporate social responsibility,” said Mark Hardwick, COO and CFO of First Merchants. “The formalization of a new team will allow us to more strategically dedicate resources to our communities and focus on financial wellness initiatives.”

First Merchants recently announced a $1.4 billion community investment plan with the National Community Reinvestment Coalition (NCRC) and its community-based members and partners. The commitment, which extends through 2025, includes mortgage and small business lending as well as community development investments.

McKee has been with First Merchants for the past 13 years, serving first as a commercial banking manager. He was named Region President of the Company’s Muncie region in 2016. He has his MBA from Butler University and a bachelor’s degree from Ball State University.

“This is a tremendous opportunity and allows me to combine my banking experience with a long held passion to better our world,” said McKee. “I’m confident we will do just that because I’ve seen how much my colleagues share in that passion. They believe in people just as much as I do, and working together, we can and will do great things for our communities.”

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.